Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of VeriFone and Hypercom after giving effect to the merger between VeriFone and Hypercom and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information also reflects the divestiture of Hypercom’s U.S., U.K., and Spain businesses, which Hypercom disposed of in connection with the merger.

VeriFone’s fiscal year ends on October 31 while Hypercom’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet as of April 30, 2011 is based on the historical balance sheet of VeriFone as of April 30, 2011 and of Hypercom as of March 31, 2011 and has been prepared to reflect the merger as if it had occurred on April 30, 2011. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2010 combines the results of operations of VeriFone for the year ended October 31, 2010 and of Hypercom for the year ended September 30, 2010, as though the merger had occurred on November 1, 2009, the first day of VeriFone’s 2010 fiscal year. The unaudited pro forma condensed combined statement of operations for the six months ended April 30, 2011 combines the results of operations of VeriFone for the six months ended April 30, 2011 and of Hypercom for the six months ended March 31, 2011, as though the merger had occurred on November 1, 2009, the first day of VeriFone’s 2010 fiscal year.

The unaudited pro forma condensed combined financial information reflects the fact that, at closing, (i) each outstanding share of Hypercom common stock was converted into 0.23 shares of VeriFone common stock, (ii) each restricted stock award (“RSA”) was vested and converted into 0.23 shares of VeriFone common stock and (iii) each Hypercom stock option was converted into an option to purchase a number of shares of VeriFone common stock equal to the product of (x) the number of shares of Hypercom common stock subject to such option immediately prior to the effective time of the merger and (y) 0.23, at an exercise price equal to the exercise price for such option prior to the merger divided by 0.23.

The estimated number of shares of VeriFone common stock to be issued in the proposed merger is approximately 14 million shares based on Hypercom stock outstanding as of March 31, 2011, assuming that none of the 3,777,556 Hypercom stock options outstanding as of March 31, 2011 were exercised after March 31, 2011. Any stock option exercised after March 31, 2011 will increase the number of VeriFone stock issued by the product of 0.23 times the number of shares issued as a result of option exercises.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, which cannot be finalized at the time of this filing, will be revised as additional information becomes available and the finalization of the valuation of Hypercom’s assets and liabilities.

Certain reclassification adjustments to the pro forma financial information were made to the Hypercom pro forma financial information to conform to VeriFone’s financial statement presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) VeriFone’s historical consolidated financial statements and related notes contained in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2010 and VeriFone’s unaudited consolidated financial statements contained in VeriFone’s Quarterly Reports on Form 10-Q for the period ended April 30, 2011, which are incorporated herein by reference, and (ii) Hypercom’s historical consolidated financial statements and related notes for the year ended December 31, 2010 and for the period ended March 31, 2011.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 30, 2011

(DOLLARS IN THOUSANDS)

			Adjustments
	VeriFone	Hypercom	Purchase Price Allocation (1)		Divestitures (2)	Pro forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$531,542	$47,400	$(68,915	) (G)	$—	$510,027
Accounts receivable, net of allowances	208,373	95,134	—		(16,458)	287,049
Current portion of net investment in sales-type leases	—	5,357	—		(1,648)	3,709
Inventories	106,411	46,649	9,954	(D)	(11,887)	151,127
Deferred tax assets, net	12,456	552	—		(407)	12,601
Prepaid expenses and other current assets	76,613	13,300	—		(530)	89,383
Assets held for sale	—	5,045	—		32,826	37,871

Total current assets	935,395	213,437	(58,961)		1,896	1,091,767
Property, plant, and equipment, net	46,289	23,076	—		(817)	68,548
Net investment in sales-type leases	—	7,450	—		(1,079)	6,371
Purchased intangible assets, net	39,105	43,736	196,264	(C)	—	279,105
Goodwill	177,076	24,013	336,112	(B)	—	537,201
Deferred tax assets, net	10,593	—	—		—	10,593
Debt issuance costs, net	3,921	—	—		—	3,921
Other assets	39,910	9,294	—		—	49,204

Total assets	$1,252,289	$321,006	$473,415		$—	$2,046,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,367	$47,888	$—		$(1,451)	$139,804
Income taxes payable	3,749	6,593	—		—	10,342
Accrued compensation	32,165	16,784	—		(2,359)	46,590
Accrued warranty	14,288	6,992	—		(770)	20,510
Deferred revenue, net	56,129	18,664	(4,221	) (E)	(3,113)	67,459
Other current liabilities	98,685	31,317	—		(2,504)	127,498
Liabilities held for sale	—	547	—		13,349	13,896
Current portion of long-term debt	5,207	—	—		—	5,207

Total current liabilities	303,590	128,785	(4,221)		3,152	431,306
Accrued warranty	2,094	—	—		—	2,094
Deferred revenue, net	26,103	—	—		—	26,103
Long-term debt, less current portion	473,259	63,049	(63,049	) (F)(G)	—	473,259
Deferred tax liabilities	66,561	12,819	67,881	(H)	—	147,261
Other long-term liabilities	47,626	14,494	—		(3,152)	58,968

Total Liabilities	919,233	219,147	611		—	1,138,991
Commitments and contingencies
Redeemable noncontrolling interest	884	—	—		—	884
Stockholders’ equity:
Preferred stock	—	—	—		—	—
Common stock	894	66	(66	) (A)	—	894
Additional paid-in-capital	815,800	286,552	288,111	(A)	—	1,390,463
Accumulated deficit	(494,229)	(142,845)	142,845	(A)	—	(494,229)
Treasury Stock	—	(23,123)	23,123	(A)	—	—
Accumulated other comprehensive loss	9,219	(18,791)	18,791	(A)	—	9,219

Total stockholders’ equity	331,684	101,859	472,804		—	906,347
Noncontrolling interests	488	—	—		—	488

Total equity	332,172	101,859	472,804		—	906,835

Total liabilities and equity	$1,252,289	$321,006	$473,415		$—	$2,046,710

The accompanying notes are an integral part of these pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED APRIL 30, 2011

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

			Adjustments
	VeriFone	Hypercom	Divestitures of Operations (2)	Combined Adjustments (3)		Pro forma Combined
Net revenues:
System Solutions	$461,041	$200,402	$(41,423)	$—		$620,020
Services	115,170	59,559	(10,018)	—		164,711

Total net revenues	576,211	259,961	(51,441)	—		784,731
Cost of net revenues:
System Solutions	277,736	133,536	(26,455)	4,521	(I)	389,338
Services	64,399	43,704	(6,361)	—		101,742

Total cost of net revenues	342,135	177,240	(32,816)	4,521		491,080

Gross profit	234,076	82,721	(18,625)	(4,521)		293,651
Operating expenses:
Research and development	47,044	25,929	(2,896)	—		70,077
Selling, general and administrative	110,502	49,571	(9,330)	—		150,743
Amortization of purchased intangible assets	3,981	2,671	—	8,580	(I)	15,232

Total operating expenses	161,527	78,171	(12,226)	8,580		236,052

Operating income	72,549	4,550	(6,399)	(13,101)		57,599
Interest expense	(15,035)	(6,554)	—	6,359	(J)	(15,230)
Interest income	570	315	—	—		885
Other income, net	(223)	1,918	—	—		1,695

Income before income taxes	57,861	229	(6,399)	(6,742)		44,949
Provision for (benefit from) income taxes	630	629	—	(1,348	) (K)	(89)

Net income	$57,231	$(400)	$(6,399)	$(5,394)		$45,038

Net income per share:
Basic	$0.65	$(0.01)				$0.44
Diluted	$0.62	$(0.01)				$0.42
Weighted average number of shares used in computing net income per share:
Basic	87,744	54,909	—	(40,536	) (L)	102,117
Diluted	92,368	54,909	—	(39,667	) (L)	107,610

The accompanying notes are an integral part of these pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 31, 2010

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

			Adjustments
	VeriFone	Hypercom	Divestitures of Operations (2)	Combined Adjustments (3)		Pro forma Combined
Net revenues:
System Solutions	$828,949	$344,537	$(88,540)	$—		$1,084,946
Services	172,588	100,614	(16,481)	—		256,721

Total net revenues	1,001,537	445,151	(105,021)	—		1,341,667
Cost of net revenues:
System Solutions	530,821	227,144	(55,734)	8,087	(I)	710,318
Services	100,404	74,269	(9,782)	—		164,891

Total cost of net revenues	631,225	301,413	(65,516)	8,087		875,209

Gross profit	370,312	143,738	(39,505)	(8,087)		466,458
Operating expenses:
Research and development	74,227	46,249	(5,101)	—		115,375
Selling, general and administrative	179,037	76,929	(15,925)	—		240,041
Amortization of purchased intangible assets	14,624	5,730	—	16,769	(I)	37,123
Gain on sale of real property	—	(1,515)	—	—		(1,515)

Total operating expenses	267,888	127,393	(21,026)	16,769		391,024

Operating income	102,424	16,345	(18,479)	(24,856)		75,434
Interest expense	(28,344)	(12,333)	—	11,818	(J)	(28,859)
Interest income	1,278	393	—	—		1,671
Other income, net	2,887	17	—	—		2,904

Income before income taxes	78,245	4,422	(18,479)	(13,038)		51,150
Benefit from income taxes	(20,582)	(391)	—	(2,608	) (K)	(23,581)

Net income	$98,827	$4,813	$(18,479)	$(10,430)		$74,731

Net income per share:
Basic	$1.16	$0.09				$0.75
Diluted	$1.13	$0.09				$0.73
Weighted average number of shares used in computing net income per share:
Basic	85,203	53,787	—	(39,414	) (L)	99,576
Diluted	87,785	54,768	—	(39,526	) (L)	103,027

The accompanying notes are an integral part of these pro forma combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

On November 17, 2010, VeriFone and Hypercom entered into a definitive merger agreement that resulted in Hypercom becoming a wholly owned subsidiary of VeriFone on August 4, 2011.

The unaudited pro forma condensed combined financial information reflects the effects of VeriFone acquiring Hypercom for an aggregate preliminary estimated consideration of $644 million as calculated below (in millions):

Value of common stock to be issued by VeriFone for Hypercom common stock	$554
Estimated fair value of Hypercom’s debt that is assumed to be repaid at closing	69
Value of stock options to be issued by VeriFone for Hypercom stock options	21

Total	$644

The preliminary estimated consideration was calculated with the following significant assumptions:

1)	Hypercom had 62,491,118 shares of common stock outstanding at the closing of the merger consistent with the number of Hypercom shares outstanding as of March 31, 2011.

2)	The fair value of VeriFone common stock at closing was $38.52, which was VeriFone’s closing common stock price on August 4, 2011, the acquisition close date.

3)	The merger agreement between VeriFone and Hypercom did not require the repayment of Hypercom’s debt balance at closing, however, the debt agreement classifies the merger as a default event and requires the immediate repayment of the debt. Therefore, VeriFone has included the repayment of debt in the purchase price and has assumed that the principal debt balance outstanding at closing is the same as the balance outstanding as of March 31, 2011.

4)	Hypercom had stock options outstanding at the closing of the merger convertible into 3,777,556 shares of Hypercom common stock, consistent with the number of Hypercom’s stock options outstanding as of March 31, 2011, all of which were converted into VeriFone stock options on the close date. VeriFone used the weighted average exercise price of $4.67 and a weighted average term of 7.26 years for all the outstanding stock options consistent with the weighted average exercise price and weighted average term of Hypercom’s stock options that were outstanding as of March 31, 2011. The Hypercom stock options were presumed converted into stock options to purchase 868,838 shares of VeriFone common stock with an average strike price of $20.30 and an average term of 7.26 years. VeriFone used the Black Scholes valuation model to calculate the fair value of the VeriFone stock options. The fair value of each option was estimated at $24.19. The major assumptions VeriFone used were as follows:

•	expected term of 2.76 years;

•	volatility of 73.11% which was based on VeriFone’s historic stock volatility over the past 2.76 years;

•	strike price of $20.30; and

•	market price of $38.52.

5)	VeriFone has assumed that there was no incremental fair value to Hypercom option holders on the exchange given the current terms and all the options were fully vested at the time of the close of the transaction due to Hypercom’s initiated change in control clauses. As a result, the full amount of the fair value of the options were assigned to the purchase consideration.

The final purchase consideration at closing is expected to change because the exact number of employee stock awards and common stock outstanding have changed from March 31, 2011 due to exercises and cancellations as a result of Hypercom staff turnover that occurred before the transaction was closed, and the finalization of the actual assumptions to be used in the valuation of the stock options.

The merger will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until after the consummation of the merger, will be revised as additional information becomes available, and after finalization of the valuation of Hypercom’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, net tangible assets and in-process research and development of Hypercom existing as of the closing date of the merger.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The unaudited pro forma condensed combined financial information is not intended to represent what VeriFone’s financial position or results of operations would actually have been if the merger had occurred on those dates. Since VeriFone and Hypercom were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Management of VeriFone is in the process of assessing the costs associated with integration.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the Hypercom purchase price is based on VeriFone’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Hypercom as of March 31, 2011. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the consummation date of the acquisition, August 4, 2011, and the finalization of the valuation of Hypercom’s assets and liabilities. Such final determination of the purchase price allocation may be different than the preliminary used in these pro forma condensed combined financial statements.

The estimated purchase price of Hypercom (as calculated in the manner described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis (in thousands):

Net assets of Hypercom as of March 31, 2011	$101,859
Add: Debt to be repaid at closing	68,915

Adjusted net assets of Hypercom at closing	170,774
Acquisition method adjustments:
Less: existing intangible assets, net	(43,736)
Add: estimated developed technology intangible asset	60,000
Add: estimated customer relationships intangible asset	150,000
Add: estimated trademarks and trade names intangible asset	30,000
Less: existing goodwill	(24,013)
Add: estimated goodwill	360,125
Add: mark up inventory to estimated fair value	9,954
Add: reduce deferred revenue to estimated fair value	4,221
Less: deferred tax liability assigned to acquired intangibles	(67,881)
Less: discounts on warrants netted with long-term debt	(5,866)

Total estimated purchase price	$643,578

Other considerations in the preliminary allocation of the estimated purchase price of Hypercom include the following:

1)	Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to VeriFone. If there were any synergies unique to VeriFone, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	The preliminary valuation relies on publicly available information and general statistics from prior acquisitions within our industry;

3)	Accounts receivable book value approximates fair value;

4)	The effective interest rate of the net investment in sales-type leases was assumed to approximate current market interest rate and therefore no fair value adjustments were required;

5)	Operating leases for facilities on average are assumed to be at market prices;

6)	The property, plant and equipment’s current carrying value approximates the fair value of the assets;

7)	The location of the intangibles determine the tax rate used to determine the deferred tax liabilities, VeriFone assumed that the developed technology and trademarks and trade name will be located in the United States and the customer relationships intangibles will be in locations where Hypercom generates their revenues; and

8)	Carrying value of debt is assumed to approximate fair value.

(2) Divestitures of Certain Operations

As part of the merger agreement, VeriFone and Hypercom have sold or otherwise disposed of, businesses or assets in the U.S, U.K and Spain. VeriFone has made general assumptions as to the value of Hypercom’s businesses that were included in the divestitures based upon currently available information.

The divestitures of the U.S., U.K. and Spain operations are reflected in the unaudited pro forma condensed combined balance sheet as an adjustment that classifies those assets and liabilities that VeriFone and Hypercom intend to divest as “Assets held for sale” and “Liabilities held for sale”. No pro forma adjustments have been made to reflect any anticipated gain or loss from the dispositions of these operations because the value of the businesses disposed has not been finalized. Any such effect could be material with respect to earnings in any given period. However, it is not expected that the dispositions will materially affect the combined company’s financial position or negatively affect the combined company’s liquidity.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended October 31, 2010 and six months ended April 30, 2011 include adjustments to eliminate Hypercom’s operating results attributable to the divestitures of the U.S., U.K. and Spain operations. Additionally, no pro forma adjustments have been made to reflect any earnings benefits from the reinvestment of any proceeds which might be recovered, or the reduction of debt which may arise as a consequence of the dispositions.

(3) Pro Forma Combined Adjustments

The following pro forma combined adjustments have been reflected in the unaudited pro forma condensed combined financial information. These adjustments give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company.

All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation.

VeriFone and Hypercom’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and the accounting policies of VeriFone and Hypercom are substantially comparable. Thus, no accounting policy conformance adjustments have been made to the unaudited pro forma condensed combined financial information.

Balance Sheet Adjustments

(A) To reflect the fair value of the common shares, stock options and restricted stock awards issued to Hypercom stockholders and employees by VeriFone as consideration to acquire Hypercom of $575 million and the elimination of Hypercom’s stockholders’ equity balances.

(B) To reflect the establishment of goodwill of $336 million, estimated as a result of the preliminary purchase price allocation described in Note (1). This adjustment also includes the elimination of the carrying value of Hypercom’s existing goodwill that has been adjusted to fair value in the purchase price allocation process.

(C) To reflect the preliminary estimates of fair value of the identifiable intangible assets of Hypercom which were estimated based on preliminary fair value review and benchmarked against recent comparable acquisitions of related industries. These allocations may materially change once a final appraisal is performed and the assets to be divested are finally determined. The estimated useful life of the developed technology, customer relationships and trademarks and trade names were assumed to be 6 years, 8 years and 8 years, respectively. This adjustment also includes the elimination of the carrying value of Hypercom’s existing intangible assets that has been adjusted to fair value in the purchase price allocation process.

Increase (Decrease) (in thousands)
Establish developed technology asset	$60,000
Establish customer relationships asset	150,000
Establish trademarks and trade name	30,000
Elimination of intangible assets from prior Hypercom acquisitions	(43,736)

Net pro forma combined adjustment	$196,264

(D) To increase inventory to estimated fair value. The estimated fair value is calculated using the estimated selling price less a reasonable margin.

(E) To reflect a decrease in deferred revenue as required by acquisition accounting. The estimated fair value represents the cost to provide services under contractual obligations plus a reasonable margin.

(F) To eliminate the remaining value of $6 million assigned to the 10.5 million warrants that were issued by Hypercom in connection with issuing debt. The fair value of the warrants was recorded as debt issuance costs and resulted in an unamortized discount to the debt. In purchase accounting, the debt discount has been eliminated and the debt is recorded at its estimated fair value. For purposes of the condensed combined pro forma financial information it has been assumed that the carrying value of the Hypercom debt approximates fair value.

(G) To reflect the extinguishment of Hypercom’s $69 million outstanding debt. The merger agreement does not require the repayment of debt. However, Hypercom’s credit agreement defines a change of control event as an event of default which requires immediate repayment of the debt; therefore VeriFone has assumed the repayment of the debt in full at closing.

(H) Adjustment to reflect the expected deferred tax liability for the intangible assets. VeriFone has assumed the developed technology and trademarks and trade name will use its U.S. tax rate of 38% and for the customer relationship intangible asset a foreign tax rate of 31%.

Statement of Operations Adjustments

(I) To reflect amortization expense associated with the developed technology, customer relationships and trademarks and trade names in Note (C) above assuming an estimated life of 6 years, 8 years and 8 years, respectively. These expenses are offset by the elimination of the amortization expense associated with Hypercom’s acquisitions.

	Year Ended October 31, 2010	Six Months Ended April 30, 2011
	(in thousands)	(in thousands)
Amortization of developed technology	$10,000	$5,000
Amortization of customer relationships	18,750	9,375
Amortization of trademarks and trade names	3,750	1,875
Hypercom acquisitions	(7,644)	(3,149)

	$24,856	$13,101

Amortized to cost of net revenues – system solutions	$8,087	$4,521

Amortized to operating expenses	$16,769	$8,580

(J) To eliminate the amortization of the deferred warrant costs to interest expense associated with the warrants described in Note (F) above and interest expense associated with the loan as described in Note (G). The effect was $3.0 million and $3.4 million, respectively, for the six months ended April 30, 2011 and $4.9 million and $6.9 million, respectively, for the fiscal year ended October 31, 2010.

(K) To reflect the tax effects of adjustments using an estimated effective income tax rate of 20% for the fiscal year ended October 31, 2010.

(L) To reflect (i) the elimination of Hypercom’s basic and diluted shares outstanding, net of (ii) the assumed issuance of VeriFone common stock as a result of the transaction calculated by multiplying 62,491,118 of Hypercom common stock outstanding as of March 31, 2011 by the 0.23 exchange ratio and (iii) full dilution from the new VeriFone stock options issued in exchange for Hypercom stock options. The exercise price of all stock options was below the market price of the underlying VeriFone common stock as of April 20, 2011.

In relation to the inventory and deferred revenue fair value adjustments described above in Note (D) and Note (E), the items represent one-time adjustments directly attributed to the merger that will not have recurring significant ongoing impact in excess of one year. Therefore, the impact on gross margins due to the write-up of inventory and the reduction in revenues due to the fair value adjustment made to deferred revenue are not reflected in the unaudited pro forma condensed combined statement of operations.

Although all of the employee awards of Hypercom will be fully vested, VeriFone did not reflect pro-forma adjustments to reduce the stock-based compensation expense recorded by Hypercom because VeriFone granted new options to Hypercom’s employees in the ordinary course of business that will result in the future stock-based compensation expense for the Hypercom employees.

The unaudited pro forma condensed combined financial information has not been adjusted for merger costs expected to be incurred by VeriFone as these costs are directly attributed to the merger and will not have a continuing impact in excess of one year. These merger costs are not readily predictable but are anticipated to be significant.